EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FOURTH QUARTER AND 2007 EARNINGS
HOUSTON, TX, February 6, 2008 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its fourth quarter ended December 31, 2007 it earned net income of $376.7 million, or $1.05 per fully diluted share, on revenues of $2,658.9 million. Fourth quarter 2007 earnings per share increased 3 percent from the third quarter of 2007 and increased 54 percent compared to the fourth quarter of 2006. Fourth quarter 2007 revenues increased 3 percent from the third quarter of 2007, and increased 28 percent from the fourth quarter of 2006. Operating profit for the quarter was $574.7 million, or 21.6 percent of sales, an increase of 5 percent over the third quarter of 2007 and an increase of 51 percent over the fourth quarter of 2006.
Revenues for the full year 2007 were a record $9,789.0 million, up 39 percent from 2006 revenues. Net income for 2007 was $1,337.1 million, or $3.76 per fully diluted share, up 95 percent from 2006. Operating profit for 2007 was $2,044.4 million, up 84 percent from 2006. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, from 2006 to 2007 was 34 percent.
Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2007 increased to a record $9.0 billion, compared to $8.0 billion at September 30, 2007. New orders during the quarter were a record $2.2 billion. The Company’s backlog for capital equipment continued to increase as a result of the strong demand for its drilling equipment products, particularly for international offshore rigs.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We enjoyed a very successful 2007. Each of our three segments reported higher 2007 sales compared to the prior year, and we enter 2008 with a very healthy backlog of equipment and technology to deliver to our customers. I am very proud of all the contributions made by our employees in helping us deliver quality equipment and services. We look forward to continuing to help our customers retool the world’s rig fleet after years of underinvestment.”
Rig Technology
Fourth quarter revenues for the Rig Technology segment were $1,593.8 million, an increase of 5 percent from the third quarter of 2007 and an increase of 40 percent from the fourth quarter of 2006. Operating profit for this segment was $410.5 million, or 25.8 percent of sales, an increase of 10 percent from the third quarter of 2007. Operating profit flow-through from the third quarter of 2007 to the fourth quarter of 2007 was 51 percent, due to a favorable mix of aftermarket sales and higher margins on rig fabrication projects. Operating profit flow-through from the fourth quarter of 2006 to the fourth quarter of 2007 was 40 percent. Revenue out of backlog for the segment rose 3 percent sequentially and 53 percent year-over-year, to $1,182.7 million for the fourth quarter of 2007, as the segment continued to expand its manufacturing operations.

Petroleum Services & Supplies
Revenues for the fourth quarter of 2007 for the Petroleum Services & Supplies segment were $817.6 million, up 2 percent compared to third quarter 2007 results and up 22 percent compared to fourth quarter 2006 results. Operating profit was $189.2 million, or 23.1 percent of revenue, a decrease of 2 percent from the third quarter of 2007 and an increase of 16 percent from the fourth quarter of 2006. Operating profit flow-through from the fourth quarter of 2006 to the fourth quarter of 2007 was 17 percent. Operating margins declined slightly both sequentially and year-over-year, due to a variety of factors including international expansion costs. International sales increased 6 percent from the third quarter of 2007 to the fourth quarter of 2007, while North America sales were essentially flat.
Distribution Services
Fourth quarter revenues for the Distribution Services segment were $365.7 million, up 1 percent from the third quarter of 2007. Fourth quarter operating profit declined from the third quarter to $20.9 million or 5.7 percent of sales due to lower margins on North America sales and international expansion costs.
The Company has scheduled a conference call for February 6, 2008, at 9:00 a.m. Central Time to discuss fourth quarter and 2007 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2211 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,841.8	$957.4
Receivables, net	2,099.8	1,614.6
Inventories, net	2,574.7	1,828.8
Costs in excess of billings	643.5	308.9
Deferred income taxes	131.5	101.6
Prepaid and other current assets	302.5	154.3

Total current assets	7,593.8	4,965.6

Property, plant and equipment, net	1,197.3	1,022.1
Deferred income taxes	55.6	56.1
Goodwill	2,445.1	2,244.7
Intangibles, net	774.1	705.2
Other assets	49.0	25.6

	$12,114.9	$9,019.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$604.0	$505.2
Accrued liabilities	1,761.4	1,420.2
Billings in excess of costs	1,396.1	564.4
Current portion of long-term debt and short-term borrowings	152.8	5.6
Accrued income taxes	112.4	169.8

Total current liabilities	4,026.7	2,665.2

Long-term debt	737.9	834.7
Deferred income taxes	564.3	389.0
Other liabilities	61.8	71.4

Total liabilities	5,390.7	3,960.3

Commitments and contingencies

Minority interest	62.8	35.5

Stockholders’ equity:
Common stock — par value $.01; 356,867,498 and 351,143,326 shares issued and outstanding at December 31, 2007 and December 31, 2006 (Note 1)	3.6	3.5
Additional paid-in capital (Note 1)	3,617.2	3,460.0
Accumulated other comprehensive income	195.0	46.1
Retained earnings	2,845.6	1,513.9

	6,661.4	5,023.5

	$12,114.9	$9,019.3

Note 1: 2006 restated to reflect a two-for-one stock split effected as a 100 percent stock dividend in September 2007.

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue:
Rig technology	$1,593.8	$1,136.5	$5,744.7	$3,584.9
Petroleum services and supplies	817.6	670.0	3,061.0	2,425.0
Distribution services	365.7	370.5	1,423.7	1,369.6
Eliminations	(118.2)	(98.3)	(440.4)	(353.7)

Total revenue	2,658.9	2,078.7	9,789.0	7,025.8
Gross profit	791.1	567.4	2,830.2	1,760.6
Gross profit %	29.8%	27.3%	28.9%	25.1%
Selling, general, and administrative	216.4	186.2	785.8	649.5

Operating profit	574.7	381.2	2,044.4	1,111.1

Interest and financial costs	(13.4)	(12.1)	(50.3)	(48.7)
Interest income	20.9	8.4	52.6	18.1
Other income (expense), net	(15.9)	(8.2)	(17.8)	(31.3)

Income before income taxes and minority interest	566.3	369.3	2,028.9	1,049.2
Provision for income taxes	185.3	127.3	675.8	355.7

Income before minority interest	381.0	242.0	1,353.1	693.5
Minority interest in income of consolidated subsidiaries	4.3	2.8	16.0	9.5

Net income	$376.7	$239.2	$1,337.1	$684.0

Net income per share (Note 1):
Basic	$1.06	$0.68	$3.77	$1.95

Diluted	$1.05	$0.68	$3.76	$1.93

Weighted average shares outstanding (Note 1):
Basic	355.8	351.1	354.4	350.4

Diluted	358.8	354.0	355.4	353.6

Note 1: All periods reflect a two-for-one stock split effected as a 100 percent dividend in September 2007.

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Revenue:
Rig technology	$1,593.8	$1,136.5	$1,521.9	$5,744.7	$3,584.9
Petroleum services and supplies	817.6	670.0	805.5	3,061.0	2,425.0
Distribution services	365.7	370.5	361.3	1,423.7	1,369.6
Eliminations	(118.2)	(98.3)	(109.2)	(440.4)	(353.7)

Total revenue	$2,658.9	$2,078.7	$2,579.5	$9,789.0	$7,025.8

Operating profit:
Rig technology	$410.5	$225.5	$373.5	$1,393.6	$608.5
Petroleum services and supplies	189.2	163.6	193.6	731.6	545.6
Distribution services	20.9	28.4	25.1	94.0	94.0
Unallocated expenses and eliminations	(45.9)	(36.3)	(46.8)	(174.8)	(137.0)

Total operating profit	$574.7	$381.2	$545.4	$2,044.4	$1,111.1

Operating profit %:
Rig technology	25.8%	19.8%	24.5%	24.3%	17.0%
Petroleum services and supplies	23.1%	24.4%	24.0%	23.9%	22.5%
Distribution services	5.7%	7.7%	6.9%	6.6%	6.9%
Other unallocated	—	—	—	—	—

Total operating profit %	21.6%	18.3%	21.1%	20.9%	15.8%

Note:	Stock-based compensation expense and integration costs have been allocated to the respective business segments and unallocated expenses for all periods presented.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING INTEGRATION COSTS
(Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Reconciliation of EBITDA (Note 1):
GAAP net income	$376.7	$239.2	$366.0	$1,337.1	$684.0
Provision for income taxes	185.3	127.3	177.8	675.8	355.7
Interest expense	13.4	12.1	11.5	50.3	48.7
Depreciation and amortization	58.5	41.9	56.4	214.1	160.6
Integration costs	—	—	—	—	7.9

EBITDA (Note 1)	$633.9	$420.5	$611.7	$2,277.3	$1,256.9

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, and integration costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Clay Williams, (713) 346-7606
Clay.Williams@nov.com